Exhibit 99.1

The LGL Group, Inc. Reports Third Quarter 2015 Financial Results

ORLANDO, FL, November 12, 2015 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company"), announced results for the three and nine months ended September 30, 2015.
Summary of Q3 2015 Results:

•	Revenues of $4.8 million, a decrease of 14.1% compared to Q3 2014
•	Gross margin of 33.1%
•	Net loss of ($0.07) per share vs. ($0.19) per share in Q3 2014
•	Adjusted EBITDA of $0.1 million, a year-over-year improvement of $0.3 million
•	Backlog remains consistent at $8.8 million at 9/30/2015 vs. $8.9 million at 6/30/2015

Total revenues for Q3 2015 were approximately $4.8 million, a decrease of 14.1% compared to revenues of $5.6 million for the comparable period in 2014.  The Company reported a net loss of ($0.2) million, or ($0.07) per share for Q3 2015, compared with a net loss of ($0.5) million, or ($0.19) per share for the comparable period in 2014.  Adjusted EBITDA, which excludes non-cash stock-based compensation, non-cash impairment expense and one-time non-cash restructuring charges, was $0.1 million, or $0.04 per share, for Q3 2015, compared to a loss of ($0.2) million, or ($0.07) per share, for the comparable period in 2014.
Total revenues for the nine months ended September 30, 2015, were approximately $15.7 million, a decrease of 10.8% compared to revenues of $17.6 million for the comparable period in 2014.  The Company reported a net loss of ($0.6) million, or ($0.22) per share for the nine months ended September 30, 2015, compared with a net loss of ($2.6) million, or ($0.99) per share for the comparable period in 2014, which included a one-time non-cash restructuring charge of $0.4 million.  Adjusted EBITDA, which excludes non-cash stock-based compensation, non-cash impairment expense and one-time non-cash restructuring charges, was $0.4 million, or $0.14 per share, for the nine months ended September 30, 2015, compared to a loss of ($1.2) million, or ($0.46) per share, for the comparable period in 2014.
Gross margin for Q3 2015 was 33.1%, an increase of 2.1 percentage points from 31.0% for the comparable period in 2014. Gross margin for the nine months ended September 30, 2015 was 33.0% compared to 26.7% for the comparable period in 2014 primarily due to a favorable product mix and continued margin improvement initiatives. The gross margin in 2014 was also negatively impacted by an increase in warranty expense of $0.4 million related to two isolated product defects.
Positive Cash Flows from Operations; Solid Capital Position

Operating cash flows were positive for Q3 2015, with net cash provided by operating activities of $0.6 million for the quarter ended September 30, 2015, compared to net cash used in operations of ($0.5) million for the quarter ended September 30, 2014.
Total cash and cash equivalents was $5.9 million, or $2.24 per share, at September 30, 2015, compared to $5.2 million, or $1.99 per share, at December 31, 2014.  Adjusted working capital (accounts receivable, net, plus inventory, net, less accounts payable) was down slightly to $4.9 million as of September 30, 2015, compared to $5.7 million as of December 31, 2014, which reflects the continuing effort to manage working capital levels to operating activity.
The Company's CEO, Michael J. Ferrantino, Sr., said "Most of our financial metrics once again improved this quarter. Gross margin of  33.1% is at the highest level of the year, making it our fifth consecutive quarter above 30%. This puts us among the best of class in our industry. Cash generated from operations of over $600,000 is the most we have generated in any quarter over the last four years. In the  fourth quarter we anticipate adding key people which could affect the amount of cash generated from operations, however, we do expect to generate positive cash from operations. Our challenge continues to be generating new business. To that end our engineering pipeline is filled with market driven products that are now starting to be introduced."

About The LGL Group, Inc.
The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These components ensure reliability and security in aerospace and defense communications, synchronize data transfers throughout the wireless and internet infrastructure, and provide low noise and base accuracy for lab instruments.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota and Noida, India, with local sales offices in Sacramento, California and Hong Kong.

For more information on the Company and its products and services, contact Patti Smith at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan," "believe," "potential," "should," "continue" or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Patti Smith
The LGL Group, Inc.
pasmith@lglgroup.com
(407) 298-2000

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Shares and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

REVENUES	$4,796	$5,581	$15,671	$17,562
Cost and Expenses:
Manufacturing cost of sales	3,209	3,849	10,497	12,869
Engineering, selling and administrative	1,741	2,094	5,822	6,750
Restructuring expense	—	47	—	444
OPERATING LOSS	(154)	(409)	(648)	(2,501)
Other Income (Expense):
Interest expense, net	(16)	(5)	(25)	(21)
Other (expense) income, net	(23)	(78)	112	(48)
Total Other Income (Expense)	(39)	(83)	87	(69)
LOSS BEFORE INCOME TAXES	(193)	(492)	(561)	(2,570)
Income tax provision	(2)	—	(13)	—
NET LOSS	$(195)	$(492)	$(574)	$(2,570)
Weighted average number of shares used in basic and diluted net loss per common share calculation	2,652,779	2,594,730	2,635,794	2,594,752
BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.07)	$(0.19)	$(0.22)	$(0.99)

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	September 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$5,941	$5,192
Accounts receivable, less allowances of $38 and $43, respectively	2,201	3,266
Inventories, net	3,747	4,198
Prepaid expenses and other current assets	217	278
Total current assets	12,106	12,934
Property, plant and equipment, net	3,310	3,547
Intangible assets, net	488	528
Other assets, net	213	253
Total Assets	$16,117	$17,262
LIABILITIES AND STOCKHOLDERS' EQUITY
Total Liabilities	2,318	3,025
Stockholders' Equity	13,799	14,237
Total Liabilities and Stockholders' Equity	$16,117	$17,262

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated condensed financial statements presented on a GAAP basis, the Company uses certain non-GAAP measures, including Adjusted EBITDA, which we define as net income (loss) adjusted to exclude depreciation and amortization expense, interest income (expenses), provision (benefit) for income taxes, stock-based compensation expense, impairment expense and restructuring charges. We believe such non-GAAP measures are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of GAAP Loss Before Income Taxes to Non-GAAP Adjusted EBITDA Income (Loss):

For the period ended September 30, 2015 (000's, except shares and per share amounts)	Three months	Nine months

Net loss before income taxes	$(193)	$(561)
Add: Interest expense	16	25
Add: Depreciation and amortization	223	658
Add: Non-cash stock compensation	14	201
Add: Non-cash impairment of note receivable	43	43
Adjusted EBITDA	$103	$366

Weighted average number of shares used in basic and diluted EPS calculation	2,652,779	2,635,794
Adjusted EBITDA per share	$0.04	$0.14

For the period ended September 30, 2014 (000's, except shares and per share amounts)	Three months	Nine months

Net loss before income taxes	$(492)	$(2,570)
Add: Interest expense	5	21
Add: Depreciation and amortization	231	704
Add: Non-cash stock compensation	27	213
Add: One-time restructuring expense	47	444
Adjusted EBITDA loss	$(182)	$(1,188)

Weighted average number of shares used in basic and diluted EPS calculation	2,594,730	2,594,752
Adjusted EBITDA loss per share	$(0.07)	$(0.46)